   As filed with the Securities and Exchange Commission on October 2, 1995

                                                       REGISTRATION NO. 33-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          ---------------------------

                               BROOKE GROUP LTD.

             (Exact name of registrant as specified in its charter)

          DELAWARE                   100 S.E. SECOND STREET                   51-0255124
(State or other jurisdiction          MIAMI, FLORIDA 33131                 (I.R.S. Employer
     of incorporation or                 (305) 579-8000                 Identification Number)
       organization)              (Address, including zip code,
                                  and telephone number, including
                                   area code, of Registrant's
                                  principal executive offices)

                          ---------------------------

                                  MARC N. BELL
                                GENERAL COUNSEL
                               BROOKE GROUP LTD.
                             100 S.E. SECOND STREET
                             MIAMI, FLORIDA  33131
                                 (305) 579-8000

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                                MARK L. WEISSLER
                        MILBANK, TWEED, HADLEY & McCLOY
                            1 CHASE MANHATTAN PLAZA
                           NEW YORK, NEW YORK  10005
                                 (212) 530-5000

                          ---------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered pursuant to dividend or reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                                     -----------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                   -----------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                          PROPOSED          PROPOSED
                                       AMOUNT              MAXIMUM          MAXIMUM          AMOUNT OF
   TITLE OF EACH CLASS OF              TO BE           OFFERING PRICE      AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED          REGISTERED         PER SECURITY     OFFERING PRICE         FEE
                                                             (1)              (1)
-------------------------------------------------------------------------------------------------------
    Common Stock, par            1,000,000 shares          $8.75          $8,750,000       $3,017.25
    value $.10 per share
=======================================================================================================



(1)      Estimated solely for the purposes of calculating the registration fee.

                     -------------------------------------


                 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                               OCTOBER 2, 1995
                            SUBJECT TO COMPLETION

PROSPECTUS


                                1,000,000 SHARES

                               BROOKE GROUP LTD.

                                  COMMON STOCK

                                (PAR VALUE $.10)


                          ----------------------------

                 This Prospectus relates to 1,000,000 shares of Common Stock, par value $.10 per share (the "Shares"), of Brooke Group Ltd. (the "Company") which may be offered for sale from time to time by the Selling Stockholder named herein, or by such Selling Stockholder's pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices determined at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from any such sales. See "Selling Stockholder" and "Plan of Distribution".

                 The Company's common stock is listed on the New York Stock Exchange under the symbol "BGL". The last reported sale price of the
         Common Stock on the New York Stock Exchange on October   , 1995 was
         $     per share.


                          ----------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1995

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C., and at the SEC's Regional Offices at 7 World Trade Center, New York, New York and 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York. Any interested parties may inspect the Registration Statement, without charge, at the public reference facilities at the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and may obtain copies of all or any part of it from the Public Reference Section of the SEC at the above address upon payment of the fees prescribed by the SEC.

         The Company has filed with the SEC a registration statement on Form S-3 under the Securities Act (together with any amendments thereto, the "Registration Statement") with respect to the Shares being offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement and the documents incorporated herein by reference.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholder or any underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the Shares or an offer to sell, or a solicitation of an offer to buy, Shares in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following Company documents filed with the SEC (File No. 1-5759) are incorporated herein by reference: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, respectively; (3) Current Report on Form 8-K dated January 13, 1995; (4) Current Report on Form 8-K dated January 25, 1995; (5) the description of the Common Stock contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description; and (6) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person including a beneficial owner to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Marc N. Bell, Brooke Group Ltd., 100 S.E. Second
Street, Miami, Florida 33131, telephone (305) 579-8000.


                                  THE COMPANY

         The Company, a Delaware corporation founded in 1980, is principally engaged in the manufacture and sale of cigarettes and the acquisition of operating companies through a controlled subsidiary. The Company also has investments in a number of additional companies engaged in a diverse group of businesses. The Company's principal executive offices are located at 100 S.E. Second Street, Miami, Florida 33131, and its telephone number is (305) 579-8000. The Company is a publicly held corporation with its common stock listed on The New York Stock Exchange under the symbol "BGL".

         The Company's tobacco business is conducted principally through its wholly owned subsidiary, Liggett Group Inc. ("Liggett"). Liggett is the fifth largest manufacturer of cigarettes in the United States in terms of unit sales. Liggett produces both full-price branded cigarettes (L&M, Chesterfield, Lark and Eve) as well as price/value cigarettes in over 300 combinations of lengths, styles and packaging.

         Additionally, the Company holds indirectly (through its subsidiaries, BGLS, Inc. and New Valley Holdings, Inc.) an approximately 42% voting interest in New Valley Corporation ("New Valley"). New Valley emerged from bankruptcy reorganization proceedings in January 1995 and currently holds primarily cash and marketable securities which it is seeking to apply towards the acquisition of operating companies. The Company also has interests in such diverse businesses as computer output microfiche products and various businesses located in the Russian Republic ("Russia"), including cigarette manufacturing and real estate development. The Company is contemplating further investment in Russia and other countries that were part of the former USSR.


                              RECENT DEVELOPMENTS

         New Valley has recently received antitrust clearance to purchase up to 15% of the voting securities of RJR Nabisco Holdings Corp.


                                USE OF PROCEEDS

         The net proceeds from the sale of the Shares will be received by the Selling Stockholder. None of the proceeds from any sales by the Selling Stockholder will be received by the Company.


                            SELLING SECURITY HOLDER

         The Shares registered pursuant to the Registration Statement are being offered for the account of Howard M. Lorber (the "Selling Stockholder"). The Selling Stockholder acts as a consultant to the Company and also serves as a member of the Board of Directors and President and Chief Operating Officer of New Valley. Pursuant to the two agreements described in the following paragraph, the Selling Stockholder owns or has the right to acquire 1,000,000 shares of the Company's common stock and the Shares offered hereby and by any applicable prospectus supplement represent all of such Company common stock. The Selling Stockholder will own no shares of the Company's common stock after completion of the offering.

         The Selling Stockholder acquired beneficial ownership of 500,000 of the Shares pursuant to an agreement dated as of January 1, 1994, as amended (the "Consulting Agreement"), between the Selling Stockholder and the Company. The Selling Stockholder acquired beneficial ownership of the remaining Shares pursuant to an agreement dated January 25, 1995 (the "Stock Option Agreement"). The Stock Option Agreement granted the Selling Stockholder options to purchase 500,000 Shares at $2.00 per share. The options granted to the Selling Stockholder under the Stock Option Agreement are exercisable over a ten year period, with the Selling Stockholder having the right to purchase up to 20% on the grant date and up to an additional 20% on each of the four anniversaries of the grant date.


                              PLAN OF DISTRIBUTION

         Any distribution of the Shares by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on The New York Stock Exchange, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means. Unless otherwise set forth in any prospectus supplement, (i) the obligations of any underwriter to purchase any of the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Shares, if any are purchased and (ii) any such agent will be acting on a best efforts basis for the period of its appointment.

         The Selling Stockholder and such underwriters, brokers, dealers or agents, upon effecting the sale of the Shares, may be considered "underwriters" as that term is defined by the Securities Act.

         Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

         At the time a particular offering of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Stockholder. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Stockholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.


                                    EXPERTS

         The consolidated financial statements included in the Company's Annual Report on Form 10-K as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows of the Company for each of the three years in the period ended December 31, 1994 incorporated by reference herein in reliance on the report, which includes explanatory paragraphs relating to uncertainty as to the ultimate outcome of certain pending legislation against the Company and the Company's change in accounting in 1993 for post-retirement benefits other than pensions to conform with Statement of Financial Accounting Standards No. 106, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of New Valley included in the Company's Annual Report on Form 10-K as of December 31, 1993 and 1994 and for each of the three years in the period then ended incorporated by reference herein have been so included in reliance on the report of Price Waterhouse LLP given on the authority of said firm as experts in auditing and accounting.


                               VALIDITY OF SHARES

         The validity of the Shares offered hereby is being passed upon for the Company by Marc N. Bell, Esq., General Counsel of the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth various expenses, payable by Brooke Group Ltd. (the "Company") on behalf of the Selling Stockholder in connection with the offering. Other than the Securities and Exchange Commission (the "SEC") registration fee, the amounts set forth below are estimates:


              SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . .       $ 3,017.24
              Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . .        10,000.00
              Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . .        20,000.00
              Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,982.76
                                                                                          ----------
                          Total . . . . . . . . . . . . . . . . . . . . . . . . . .       $35,000.00
                                                                                          ==========


ITEM 15. - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law and Article VI of the Company's By-Laws provide for indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

         Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorized the payment of a dividend or approves a stock repurchase in violation of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. Article Ninth of the Company's Certificate in Incorporation includes a provision which eliminates directors' personal liability to the full extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended.


ITEM 16. - EXHIBITS.

         The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

            EXHIBIT
              NO.                DESCRIPTION
            -------              -----------
                5.1     Opinion of Marc N. Bell, Esq.
               23.1     Consent of Coopers & Lybrand L.L.P.
               23.2     Consent of Price Waterhouse LLP

            EXHIBIT
              NO.                            DESCRIPTION
            -------                          -----------
               23.3     Consent of KPMG Peat Marwick LLP
               23.4     Consent of Marc N. Bell, Esq. (included in Exhibit 5.1).
               24.1     Power of Attorney (included in the signature page hereof).


ITEM 17.  UNDERTAKINGS.

         (a)  The Company hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, and State of Florida, on the 2nd day of October, 1995.


                                                   BROOKE GROUP LTD.


                                              By:    /s/ BENNETT S. LeBOW
                                                  ----------------------------
                                                     Bennett S. LeBow
                                                       Chairman of the Board of
                                                       Directors, President and
                                                       Chief Executive Officer


         The registrant and each person whose signature appears below hereby authorizes Marc N. Bell (the "Agent"), with full power of substitution and resubstitution, to file one or more amendments (including post-effective amendments) to the Registration Statement which amendments may make such changes in the Registration Statement as such Agent deems appropriate and the registrant and each such person hereby appoints each such Agent as attorney-in-fact to execute in the name and on behalf of the registrant and each such person, individually and in each capacity stated below, any such amendments to the Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 2, 1995.


             /s/ BENNETT S. LeBOW            Chairman of the Board of
         -----------------------------       Directors, President and
                Bennett S. LeBow             Chief Executive Officer
                                             (Principal Executive Officer)



              /s/ GERALD E. SAUTER           Vice President, Chief Financial
         -----------------------------       Officer and Treasurer (Principal
               Gerald E. Sauter              Financial Officer and Principal
                                             Accounting Officer)


              /s/ ROBERT J. EIDE             Director
         -----------------------------
                Robert J. Eide


             /s/ JEFFREY S. PODELL           Director
         -----------------------------
               Jeffrey S. Podell

                                 EXHIBIT INDEX

            EXHIBIT                                                                      SEQUENTIALLY
              NO.                DESCRIPTION                                            NUMBERED PAGE
            -------              -----------                                            -------------
               5.1     Opinion of Marc N. Bell, Esq.

              23.1     Consent of Coopers & Lybrand L.L.P.

              23.2     Consent of Price Waterhouse LLP

              23.3     Consent of KPMG Peat Marwick LLP

              23.4     Consent of Marc N. Bell, Esq. (included in Exhibit 5.1).

              24.1     Power of Attorney (included in the signature page hereof).